Exhibit 99.7

EMAIL COMMUNICATION TO EMPLOYEES ON EQUITY AND CIC RESOURCES

Name: XXXXX

As communicated at today’s town hall, in the near term, we hope to provide additional clarity on what the Novo Nordisk acquisition may mean for each of you. In the meantime, we wanted to ensure you knew that employees will be eligible for a change in control (CIC) severance package which provides for equity acceleration. For all employees who remain employed and in good standing through the time of closing, all outstanding equity (stock options and RSUs) will accelerate and vest.

Below is an estimate of the value of your equity, which includes any common stock you currently hold, any vested but unexercised options, and your equity awards that are eligible for acceleration, based on the tender offer price of $20.

Estimated Pre-Tax Equity Value*:	$[ ]

*	Includes the value of any common stock held as of 8/26/2022.

The proceeds of your accelerated equity will be paid to you through payroll as soon as practicable after the transaction closes, subject to applicable withholding taxes.

For any common stock that you hold, you will have the opportunity to “tender,” or sell the stock for $20 per share within a specified timeframe. More information will be provided regarding the terms of the tender offer and instructions on how to tender the shares.

Stay tuned for a workshop that will provide a deeper dive into how equity works. In the meantime, you may visit FormaNet for general equity information. For general equity questions, contact FormaEquity@formatherapeutics.com. For questions about your Carta account, contact support@carta.com, (650) 669-8381, or via live chat at Carta.com.

For information on CIC severance benefits, please view the below documents:

Change in Control (CIC) Resources:

CIC Severance at-a-Glance

CIC Severance Policy

CIC FAQ

Note: Any trading in Forma equity must comply with Forma’s insider trading policy and is subject to Forma’s preclearance process.

Cautionary Note Regarding Forward-Looking Statements

This communication relates to Novo Nordisk A/S (“Novo Nordisk”), Forma Therapeutics Holdings, Inc. (“Forma”) and the acquisition of Forma by Novo Nordisk and includes express or implied forward-looking statements about the proposed acquisition of Forma by Novo Nordisk, etavopivat, its therapeutic benefits and its regulatory development pathway, and the operations of the combined company that involve risks and uncertainties relating to future events and the future performance of Novo Nordisk and Forma. Actual events or results may differ materially from these forward-looking statements. Words such as “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target,” variations of such words, and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words. Examples of such forward-looking statements include, but are not limited to, express or implied: statements regarding the business combination and related matters, closing conditions, prospective performance and opportunities, post-closing operations and the outlook for the companies’ businesses; statements of targets, plans, objectives or goals for future operations, including those related to Novo Nordisk’s and Forma’s products, product research, product development, product introductions and product approvals as well as cooperation in relation thereto; statements containing projections of or targets for revenues, costs, income (or loss), earnings per share, capital expenditures, dividends, capital structure, net financials and other financial measures; statements regarding future economic performance, future actions and outcome of contingencies such as legal proceedings; and statements regarding the assumptions underlying or relating to such statements.

These statements are based on current plans, estimates and projections. By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific. A number of important factors, including those described in this communication, could cause actual results to differ materially from those contemplated in any forward-looking statements. Factors that may affect future results and may cause these forward-looking statements to be inaccurate include, without limitation: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of Forma’s stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the proposed transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the transaction (or only grant approval subject to adverse conditions or limitations); the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; the possibility that the proposed transaction may not be completed in the time frame expected by Novo Nordisk and Forma, or at all; failure to realize the anticipated benefits of the proposed transaction in the time frame expected, or at all; the effects of the proposed transaction on relationships with employees, other business partners or governmental entities; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; significant or unexpected costs, charges or expenses resulting from the proposed transaction; negative effects of this announcement or the consummation of the proposed acquisition on the market price of Novo Nordisk’s or Forma’s common stock and/or Novo Nordisk’s or Forma’s operating results; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition; global as well as local political and economic conditions, including interest rate and currency exchange rate fluctuations; delay or failure of projects related to research and/or development; unplanned loss of patents; interruptions of supplies and production, product recalls, unexpected contract breaches or terminations; government-mandated or market-driven price decreases for Novo Nordisk’s or Forma’s products; introduction of competing products; reliance on information technology; Novo Nordisk’s or Forma’s ability to successfully market current and new products; Novo Nordisk’s, Forma’s, and their collaborators’ ability to continue to conduct research and clinical programs; exposure to product liability and legal proceedings and investigations; changes in governmental laws and related interpretation thereof, including on reimbursement, intellectual property protection and regulatory controls on testing, approval, manufacturing and marketing; perceived or actual failure to adhere to ethical marketing practices; investments in and divestitures of domestic and foreign companies; unexpected growth in costs and expenses; failure to recruit and retain the right employees; failure to maintain a culture of compliance; and epidemics, pandemics or other public health crises and their impact on Novo Nordisk’s and Forma’s respective businesses, operations, supply chain, patient enrollment and retention, clinical trials, strategy, goals and anticipated milestones. A more complete description of these and other material risks can be found in Novo Nordisk’s and Forma’s filings with the SEC, including annual reports on Form 20-F and Form 10-K, as applicable, for the year ended December 31, 2021 and other documents that may be filed from time to time with the U.S. Securities and Exchange Commission (the “SEC”), as well as, the Schedule TO and related tender offer documents to be filed by Novo Nordisk and its indirect wholly owned subsidiary, NNUS New Dev, Inc. (“Purchaser”), and the Schedule 14D-9 to be filed by Forma.

Any forward-looking statements speak only as of the date of this communication and are made based on the current beliefs and judgments of Novo Nordisk’s and Forma’s management, and the reader is cautioned not to rely on any forward-looking statements made by Novo Nordisk or Forma. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Unless required by law, neither Novo Nordisk nor Forma is under no duty and undertakes no obligation to update or revise any forward-looking statement after the distribution of this document, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

The tender offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities of Forma, nor is it a substitute for the tender offer materials that Forma, Novo Nordisk or Purchaser will file with the SEC. The solicitation and offer to buy Forma stock will only be made pursuant to an Offer to Purchase and related tender offer materials that Novo Nordisk intends to file with the SEC. At the time the tender offer is commenced, Novo Nordisk and Purchaser will file a Tender Offer Statement on Schedule TO and thereafter Forma will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. FORMA’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ CAREFULLY THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 BECAUSE THEY WILL EACH CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF FORMA SECURITIES AND OTHER INVESTORS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal, certain other tender offer documents, as well as the Solicitation/Recommendation Statement will be made available to all stockholders of Forma at no expense to them and will also be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting either Novo Nordisk or Forma. Copies of the documents filed with the SEC by Forma will be available free of charge on Forma’s website at https://ir.formatherapeutics.com or by contacting Forma’s Investor Relations Department at 617-679-1970. Copies of the documents filed with the SEC by Novo Nordisk will be available free of charge on Novo Nordisk’s website at https://novonordisk.com/investors or by contacting Novo Nordisk’s Investor Relations Department at +45 4444 8888.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Forma files annual, quarterly and current reports and other information with the SEC and Novo Nordisk files annual reports, reports of foreign issuers and other information with the SEC. You may read and copy any reports or other information filed by Novo Nordisk or Forma at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Novo Nordisk’s and Forma’s filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.